Calculation of Filing Fee Tables
S-3
AFLAC INC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Senior Debt Securities	457(r)				0.0001476
Fees to be Paid	2	Debt	Subordinated Debt Securities	457(r)				0.0001476
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	1.a. An unspecified aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be issued at unspecified prices. 1.b. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, Aflac Incorporated is deferring payment of all of the registration fee.

[2]	2.a. An unspecified aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be issued at unspecified prices. 2.b. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, Aflac Incorporated is deferring payment of all of the registration fee.